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                                                                      EXHIBIT 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                    ASV REPORTS RESULTS FOR 2ND QUARTER 2002
                 EARNINGS EXCEED $1 MILLION FOR CURRENT QUARTER

         GRAND RAPIDS, MN (JULY 25, 2002) - ASV, INC. (NASDAQ: ASVI) today reported its net sales for the second quarter of 2002 increased to $14,713,936, the highest quarterly net sales figure in the Company's history, compared with $14,226,161 for the same period in 2001. Due primarily to a significant increase in the Company's gross profit percentage, net earnings increased more than ten-fold to $1,013,503, or $.10 per share, for the second quarter of 2002 compared with $90,774, or $.01 per share, for the second quarter of 2001.

         For the six months ended June 30, 2002, net sales totaled $20,891,764, compared to $27,180,877 for the same period in 2001. Net earnings were $647,922, or $.06 per share, for the six months ended June 30, 2002 compared with $294,744, or $.03 per share, for the same period in 2001.

         "Second quarter 2002 saw a return of undercarriage shipments to Caterpillar Inc. (NYSE: CAT) for use in the first two models of our jointly-developed Multi-Terrain Loaders(TM) (MTL)," said Gary Lemke, President of ASV, Inc. "The second quarter of 2002 was our first full quarter of production of our RCo50 which experienced strong demand. In addition, we began shipping the newest product in our R-Series product line during the second quarter of 2002, the Ro50, the companion product to our RCo50. As expected, ASV had no shipments to Polaris Industries Inc. (NYSE: PII) of the private label version of ASV's RCo30, the Polaris ASL-300, during the second quarter of 2002. All of these items contributed to our increased gross profit percentage and net earnings for the quarter, even as we increased our investment in research and development with Caterpillar for the development of future MTL models."

         ASV experienced increased sales during the second quarter of 2002, even after recording sales returns of approximately $1,058,000, which directly reduced the Company's sales. These returns relate to product sold in prior periods which were returned to ASV from one of its dealers in 2002. The Company does not anticipate further product returns from this dealer. ASV had originally anticipated these machines would be remarketed to other dealers, but instead chose to utilize these machines in its new rental program which began in the second quarter.

         Under this rental program, machines are being placed at rental facilities within Minnesota, with ASV receiving a share of the rental proceeds. If the rental facility wishes to purchase the machine, all rental proceeds previously paid to ASV during the initial 90-day period are applied to the purchase price of the machine. Commenting on the new rental program, Lemke stated, "We have always believed that once a customer uses one of our machines, the chance of purchasing the machine increases greatly. This rental program gives more customers the opportunity to experience the features and benefits of an RCo30. We have already had several rental machines convert to sales from this program."

         Discussing future MTL shipments, Lemke continued, "Because of production issues unrelated to ASV's undercarriage which have been experienced at Caterpillar's North Carolina production facility, the overall quantities of MTL undercarriages to be shipped in 2002 is expected to decrease from levels originally anticipated. Production of the undercarriage for the next two MTL models, which had been planned to start at the end of the second quarter, went into production in mid-July. Production of the undercarriage for the fifth and final MTL model is now expected to begin in the fourth quarter of 2002."

         Discussing ASV's overall outlook for 2002 Lemke states, "Based upon the results we have achieved during the first half of 2002, and the expected decrease in undercarriage shipments to Caterpillar, we have revised our sales expectations for 2002 to $55-60 million, with earnings for 2002 expected to be in the range of $.26-.34 per share."

CONFERENCE CALL

         ASV will conduct a live Webcast at 11:30 a.m. Central time, Thursday, July 25th to discuss its results for the second quarter of 2002 and its outlook for the rest of 2002. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 253754. The Internet replay will be available for 90 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.


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ABOUT ASV

         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels and its expected production dates and volumes of its undercarriages for sale to Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2001.

                 Condensed financial statements are as follows:

 A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                            JUNE 30,                           JUNE 30,
                                                 -------------------------------    -------------------------------
                                                     2002              2001              2002             2001
                                                 -------------    --------------    -------------    --------------
Net sales...................................     $  14,713,936    $   14,226,161    $  20,891,764    $   27,180,877
Cost of goods sold..........................        11,241,963        12,177,934       15,995,103        22,925,832
                                                 -------------    --------------    -------------    --------------
         Gross profit.......................         3,471,973         2,048,227        4,896,661         4,255,045
Operating expenses:
     Selling, general and administrative....         1,252,804         1,442,801        2,584,836         2,873,537
     Research and development...............           708,312           548,757        1,382,745         1,156,256
                                                 -------------    --------------    -------------    --------------
         Operating income...................         1,510,857            56,669          929,080           225,252
Other income (expense)
     Interest expense.......................           (32,550)          (36,913)         (63,697)          (73,738)
     Other, net.............................            46,196           113,018          112,539           289,230
                                                 -------------    --------------    -------------    --------------
         Income before income taxes.........         1,524,503           132,774          977,922           440,744
Provision for income taxes..................           511,000            42,000          330,000           146,000
                                                 -------------    --------------    -------------    --------------
     NET EARNINGS...........................     $   1,013,503    $       90,774    $     647,922    $      294,744
                                                 =============    ==============    =============    ==============

Net earnings per common share - Diluted...       $         .10    $          .01    $         .06    $          .03
                                                 =============    ==============    =============    ==============

Diluted weighted average shares ............        10,296,860        10,337,792       10,245,762        10,327,081
                                                 =============    ==============    =============    ==============



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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                         JUNE 30,        December 31,
                                                                       2002             2001
                                                                  --------------    -------------
CURRENT ASSETS
    Cash & short-term investments............................     $    1,660,567    $   5,946,840
    Accounts receivable, net.................................         21,249,642       16,828,489
    Inventories..............................................         31,855,453       28,614,053
    Prepaid expenses and other...............................            930,440        1,756,844
                                                                  --------------    -------------
        Total current assets                                          55,696,102       53,146,226
PROPERTY AND EQUIPMENT, net..................................          4,685,536        4,794,578
                                                                  --------------    -------------

        Total assets                                              $   60,381,638    $  57,940,804
                                                                  ==============    =============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Line of credit...........................................     $      455,000    $         -
    Current portion of long-term liabilities.................            106,992          106,008
    Accounts payable.........................................          4,503,802        2,449,144
    Accrued liabilities......................................          2,098,470        2,296,455
    Income taxes payable.....................................            355,069          505,062
                                                                  --------------    -------------
        Total current liabilities                                      7,519,333        5,356,669
LONG-TERM LIABILITIES, less current portion..................          1,959,813        2,012,652
SHAREHOLDERS' EQUITY.........................................         50,902,492       50,571,483
                                                                  --------------    -------------

        Total liabilities & shareholders' equity                  $   60,381,638    $  57,940,804
                                                                  ==============    =============